SUPERCONDUCTOR TECHNOLOGIES ENTERS INTO $15.0 MILLION INVESTMENT AGREEMENT

SANTA BARBARA, Calif., August 22, 2007 -- Superconductor Technologies Inc. (NASDAQ: SCON) ("STI"), a leading provider of high performance infrastructure products for wireless voice and data applications, has entered into an agreement with Hunchun BaoLi Communication Co. Ltd. ("BAOLI") under which BAOLI has agreed to invest $15.0 million in exchange for 9,216,590 shares of STI's common stock. The purchase price is $1.6275 per share, based on a five percent premium over the average closing price of STI's common stock on the NASDAQ stock exchange for the 30 days ending August 17, 2007.

The investment will be made in four installments: (i) $1.0 million by August 31, 2007,
(ii) $3.0 million by September 30, 2007, (iii) $2.0 million by October 22, 2007, and
(iv) $9.0 million by December 30, 2007. Under the agreement, BAOLI has agreed to vote all but 2,148,296 of the shares in proportion to the votes of STI's other shareholders on any matters that may require a shareholder vote in the future.

About Superconductor Technologies Inc. (STI)STI, headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI's SuperLink® solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLinkTM solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.

For information about STI, please visit http://www.suptech.com.

About Hunchun BaoLi Communication Co. Ltd. (BAOLI)Hunchun BaoLi Communication Co. Ltd. (BAOLI) is a wholly owned subsidiary of the BaoLi Group, headquartered in China. The BaoLi Group operates a wide range of business entities including real estate development, financial services, and wireless communications in both the network infrastructure and handset areas. The BoaLi Group has facilities in the Hong Kong, Shenzhen, and Jin Lin provinces.

Contact

For further information please contact Investor Relations, invest@suptech.com, Moriah Shilton or Cathy Mattison, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.